CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (file no. 333-229168) of our report dated March 30, 2021 with respect to the consolidated financial statements of Live Current Media Inc. (the "Company") for the years ended December 31, 2020 and 2019 which appears in the Company's Annual Report on Form 10-K for the year ended December 31, 2020, filed on March 30, 2021, as amended by Amendment No. 1 to its Annual Report on Form 10-K for the year ended December 31, 2020, filed with the United States Securities and Exchange commission on April 14, 2021.

/s/ DMCL
_____________________

DALE MATHESON CARR-HILTON LABONTE LLP
Chartered Accountants

Vancouver, Canada
April 14, 2021